Exhibit 1.2

Reed’s, Inc.
13000 South Spring Street

Los Angeles, California 90061

December 12, 2017

VIA ELECTRONIC MAIL

Maxim Group LLC

405 Lexington Avenue, 2nd Floor

New York, New York 10174

Dear All:

Reference is hereby made to that certain Dealer-Manager Agreement, dated December 6, 2017 (the “Dealer-Manager Agreement”), by and between Reed’s, Inc. (the “Company”) and Maxim Group LLC, as dealer-manager (the “Dealer-Manager”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Dealer-Manager Agreement.

The parties have agreed to amend the duration and pricing of the Rights Offering set forth in the Dealer-Manager Agreement (the “Amendment”). This letter agreement (“Letter Agreement”) shall serve as an amendment to the Dealer-Manager Agreement pursuant to Section 16 of the Dealer-Manager Agreement, and as written evidence of the mutual agreement between the parties to the Amendment.

1.	Dealer-Manager Agreement Amendments. Accordingly, the Company and the Dealer-Manager hereby agree that:

a.	The definition of “Subscription Price” is hereby amended to be changed from $1.75 to $1.50 per Unit in cash.

b.	The definition of “Expiration Date” in Section 1(d) is hereby amended to be changed from 5:00 p.m., New York City time, on December 15, 2017 to 5:00 p.m., New York City time, on December 19, 2017.

2.	Miscellaneous.

a. Effectiveness. From and after the date hereof, all references to the Dealer-Manager Agreement shall mean the Dealer-Manager Agreement as amended by this Letter Agreement.

b. Other Provisions Unaffected. Except as modified by this Letter Agreement, the Dealer-Manager Agreement is unchanged and shall continue in full force and effect in accordance with the provisions thereof.

c. Amendments. The provisions of this Letter Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, except by the written consent of all parties hereto.

[Signature page follows]

Very truly yours,

REED’S, INC.

By:	/s/ Valentin Stalowir
Name:	Valentin Stalowir
Title:	Chief Executive Officer

MAXIM GROUP LLC
As Dealer-Manager

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Executive Managing Director, Investment Banking

Signature Page to Letter Agreement